Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2012 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, February 13, 2013. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2012 financial results conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 13, 2013. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income, GAAP net income to EBITDA, operating expenses to adjusted operating expenses and free cash flow, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

Diodes once again delivered solid financial results in 2012, a year in which the global markets remained challenging. Fourth quarter revenue grew 14 percent over the prior year period as we continued to gain momentum for our products used in smartphones and tablets. Our new product initiatives and increasing customer content remained key drivers of our market share gains throughout the year. Despite gold prices being up approximately 4 percent and the loading down from third quarter to fourth quarter, margins improved due mainly to additional copper wire conversion and productivity improvements, coupled with a small mix improvement.

Additionally, we made significant progress on our acquisition strategy by closing our acquisition of Power Analog Microelectronics (PAM) on October 29th. We began integrating PAM as well as Eris Technology Corporation (Eris) during the quarter. As you may recall, Diodes acquired over 50 percent of the outstanding shares of Eris on September 1st in order to leverage Eris’ assembly and test equipment automation capabilities. Then at the end of the year, we announced the proposed acquisition of BCD Semiconductor Manufacturing Limited (BCD). We expect BCD will greatly enhance our analog product portfolio by expanding our product offerings for standard linear and AC/DC solutions for power supply chargers and adaptors. Combining manufacturing synergies and BCD’s established local market position in China with Diodes’ global customer base and sales channels provides enhanced profitability and growth opportunities for the Company in 2013 and beyond. Then in early January, we secured a five year $300 million revolving senior credit facility with an option, pending bank approval, to increase the size of the credit facility by up to an additional $200 million. In addition to financing our proposed acquisition of BCD, the facility also provides Diodes additional flexibility as we continue to execute on our growth initiatives.

With that, I will now turn the call over to Rick to discuss our fourth quarter and fiscal 2012 financial results as well as first quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the full year 2012 was $633.8 million, compared to $635.3 million in 2011. For the fourth quarter of 2012, revenue was $163.3 million, an increase of 14 percent over the $143.3 million in the fourth quarter of 2011 and a decrease of 2 percent from the $166.6 million in the third quarter of 2012. The sequential decline in revenue was primarily due to seasonal weakness, partially offset by initial revenue recognized from PAM and Eris.

Gross profit for 2012 was $161.6 million, or 25.5 percent of revenue, compared to $193.7 million, or 30.5 percent of revenue in 2011.

For the fourth quarter of 2012, gross profit was $43.2 million, or 26.5 percent of revenue, compared to $35.5 million, or 24.8 percent, in the fourth quarter of 2011, and $43.6 million, or 26.2 percent of revenue, in the third quarter 2012. Gross profit margin improved during the quarter due mainly to additional copper wire conversion, productivity improvements as well as moderate improvements in product mix, despite gold prices being up approximately 4 percent and loading down sequentially.

Total operating expenses for the fourth quarter were $39.7 million, or 24.3 percent of revenue, compared to $30.6 million, or 21.3 percent of revenue in the fourth quarter of 2011, and $36.1 million, or 21.7 percent of revenue last quarter. Operating expenses in the fourth quarter included approximately $1.5 million of BCD acquisition costs plus approximately $1.6 million of increased operating expenses from the Eris and PAM acquisitions. Excluding the BCD acquisition costs, non-GAAP adjusted operating expenses were $38.2 million, or 23.4 percent of revenue, slightly below the mid-point of our guidance.

Looking specifically at Selling, General and Administrative expenses for the fourth quarter, SG&A was approximately $28.7 million, including expenses for the BCD, Eris and PAM acquisitions. This was 17.6 percent of revenue, compared to $22.6 million, or 15.8 percent of revenue in the fourth quarter of 2011, and $25.8 million, or 15.5 percent of revenue last quarter.

Investment in Research and Development for the fourth quarter was approximately $9.3 million, or 5.7 percent of revenue, compared to $6.9 million, or 4.8 percent of revenue in the fourth quarter of 2011, and $9.1 million, or 5.5 percent of revenue last quarter. We continue to increase our investment in R&D to further advance our new product initiatives.

Total Other Income amounted to $3.0 million for the fourth quarter. Looking at interest income and expense, we had approximately $194,000 of interest income and approximately $307,000 of interest expense. Also included in total other income was a $3.7 million gain on approximately 938,000 shares of BCD stock previously purchased by the Company. The Company filed a Form 13G today with the SEC that gives more details about the Company’s purchase of BCD stock.

Income Before Income Taxes and Noncontrolling Interest in the fourth quarter of 2012 amounted to $6.6 million, compared to the income of $4.1 million in the fourth quarter of 2011, and $9.4 million in the third quarter of 2012.

Turning to income taxes, our effective income tax rate for fourth quarter and full year 2012 was approximately 43 percent and 16 percent, respectively, which includes a one-time $2.7 million non-cash tax expense recorded in the fourth quarter, associated with a correction of the Company’s foreign tax credits and deferred taxes.

China’s corporate tax rate is 25 percent, but the government also offers a reduced tax rate of 15 percent for companies that qualify for the High and New Technology Enterprise program. Certain of our China subsidiaries have qualified for this program. During 2012, the China government began an audit of our largest Chinese subsidiary for our 2009-2011 high tech company status as part of an overall evaluation of the reduced tax rates provided to many high tech companies. To date, the government has not issued the results of their audit. For more information about this subject, please see the risk factors section (Item 1A) of our third quarter 2012 10-Q and our soon to be published 10-K.

Turning back to our results, GAAP net income for the full year of 2012 was $24.2 million, or $0.51 per diluted share, compared to $50.7 million, or $1.09 per diluted share last year. 2012 represented our 22nd consecutive year of profitability. Non-GAAP adjusted net income for the year was $26.1 million, or $0.56 per diluted share. For the fourth quarter, GAAP net income was $4.1 million, or $0.09 per diluted share, compared to GAAP net income of $3.1 million, or $0.07 per diluted share, in the fourth quarter of 2011, and GAAP net income of $8.6 million, or $0.18 per share last quarter. The share count used to compute GAAP diluted EPS for the fourth quarter was 46.9 million shares.

Fourth quarter Non-GAAP adjusted net income was $6.2 million, or $0.13 per diluted share, which excluded, net of tax, approximately $1.1 million of non-cash acquisition related intangible asset amortization costs and approximately $1.0 million of acquisition costs.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in fourth quarter GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.

Cash flow generated from operations for 2012 was $64 million and $16 million for the fourth quarter.

Net cash flow for the year was a positive $28 million, and a negative $11 million for the fourth quarter, primarily due to the $16 million paid for PAM.

Free cash flow for 2012 was $6 million, which included approximately $58 million of capital expenditures. Capital expenditures included approximately $15 million associated with the Chengdu assembly test facility construction. Free cash flow was $1.1 million for the fourth quarter, which included $15.3 million of capital expenditures. Capital expenditures, included $2.1 million associated with Chengdu.

Turning to the balance sheet, at the end of the fourth quarter, we had approximately $157 million in cash and cash equivalents. Working capital was approximately $378 million.

At the end of the fourth quarter, inventory was approximately $153 million, compared to approximately $158 million at the end of the third quarter of 2012. Inventory days increased to 119 in the fourth quarter, compared to 111 days last quarter. Inventory in the quarter reflects a $12.1 million decrease in raw materials, partially offset by a $2.8 million increase in work-in-process and a $4.5 million increase in finished goods.

At the end of the fourth quarter, Accounts receivable was approximately $152 million and A/R days were 87, compared to 85 last quarter.

Capital expenditures on an accrual basis for 2012 totaled $60.1 million, which included $15.0 million for our Chengdu site expansion. Excluding this amount, capital expenditures were 7.1 percent of revenue. Fourth quarter capital expenditures were $11.3 million, which included $2.1 million for our Chengdu site expansion. Excluding this amount, capital expenditures were 5.6 percent of fourth quarter revenue, compared to 8.8 percent in the third quarter. For 2013, based on current market conditions and excluding Chengdu building expenditures, we expect capital expenditures to be 7 to 9 percent of revenue.

Depreciation and amortization expense for the fourth quarter was $17.0 million.

Now, turning to our Outlook…

For the first quarter of 2013, we expect revenue to range between $157 million and $170 million, or flat plus or minus 4 percent sequentially. We expect gross margin to be 25 percent, plus or minus 2 percent. Operating expenses are expected to be 23 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 10 and 17 percent, and shares used to calculate GAAP EPS for the first quarter are anticipated to be approximately 47.0 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Revenue in the quarter was down two percent sequentially primarily due to declines in North America and Europe, while revenue in Asia was flat. Automotive and industrial were down in the quarter, consumer and computing essentially flat, and communications was up slightly. Highlights in the quarter included continued advances in smartphones and tablets due to new products and share gains, which were offset primarily by declines in LED TV. We also continued to see positive momentum and achieved record revenue for our MOSFET, CMOS LDOs and Logic product lines, driven by solutions for portables and portable power. Additionally, LED drivers, sensors and bi-polar transistors also experienced a strong quarter.

OEM sales were up one percent and distributor POS was down 3.7 percent. Distributor inventory continued to decrease another 2.5 percent and inventory remained in line and under three months.

Turning to Global Sales, Asia represented 81 percent of revenue, Europe 10 percent and North America 9 percent.

Our end market breakout consisted of consumer representing 34 percent of revenue, computing 28 percent, industrial 18, communications 17, and automotive 3 percent.

In terms of new products, fourth quarter proved to be another strong quarter for product launches across a wide spectrum of applications and all end markets.

Discrete product introductions totaled 43 new products across 17 product families as we continued to demonstrate our commitment to growing our broad-based discrete portfolio aimed at high volume, high growth markets. During the quarter Diodes expanded its offering of thermally-efficient miniature power devices using its DFN technology, which enables outstanding power handling and space saving in a range of demanding applications. This family of devices offers advantages across a variety of applications, including tablets, netbooks, notebooks, power supplies, motor control as well as automotive applications.

Also leveraging Diodes DFN packaging technology is the latest in a line of Schottky diodes packaged in the subminiature DFN0603 package. This tiny package uses 66 percent less board area than competing DFN1006 schottkies, making it ideally suited for portable applications. We have already secured a design win with a major portable manufacturer and expect additional design wins in the coming quarters.

Diodes also broadened our range of tight tolerance Zeners in the quarter, which are also aimed at the mobile communications and portable markets. In other application areas, we launched additional MOSFET devices for consumer electronics, notebooks, motor control, LED, VoIP and power supplies. We also introduced SBR® devices for power supply, LED TV and automotive applications, as well as protection and application-specific products for consumer and industrial applications.

In terms of design wins for our discrete products, throughout the quarter Diodes secured major wins in portable devices, computing, automotive applications, as well as power supply and adapters. Turning to analog new product introductions, we released 24 new analog products across 6 product families. New product highlights included the release of several new synchronous DC-DC converters, including our first buck regulator offering light load and high efficiency. This device allows for continuous load of 2A with efficiencies as high as 95 percent. Design-in activity for our expanding portfolio of synchronous DC-DC converters included early production ramps on two of our new products with a major Japanese electronics manufacturer as well as a new customer in the U.S.-based set-top box market.

Also during the quarter, we introduced several new micropower omnipolar Hall-effect switches, including high sensitivity devices designed specifically for portable and battery powered equipment such as cell phones and tablets. We also offer medium to low sensitivity devices targeted at industrial applications, such as smart e-meters. These low power products provide programmable features and extremely small package footprints that have seen early success in the market with design opportunities in e-readers, smartphones and desktop printers.

Additionally, we released a family of single channel precision adjustable USB power switches that further expand our very successful portfolio of devices optimized for hot-swap portable consumer applications. Overall design win activity for USB power switches remained very strong with significant wins across multiple customers in both LED TVs as well as the notebook market. Our LDO design wins were also strong, where we saw major design wins across large-scale applications, including DVD players, LED TVs and computer motherboards. In fact our CMOS LDO product line continues to set new revenue records as we continue to expand this product family. Finally in our LED driver family, we now offer a 30V, 1A LED driver that features robust protection against LED and over-temperature faults to ensure reliable system design. This device’s low EMI performance reduces system cost and meets all EMI requirements, while the PWM and analog dimming support provide excellent system flexibility.

We also continued to gain significant momentum for our Standard Logic products, doubling our revenue over the prior quarter. Our expanded family of logic devices has been well received by customers as we secure a growing number of design wins in the portable consumer electronics space.

In summary, we are pleased with our continued advances and market share gains in smartphones and tablets during this past year. Although the market environment remains challenging, we believe our past design win momentum, new products and expanded customer relationships have been key factors to our success. Diodes’ leading packaging capabilities have enabled us to produce outstanding power and space saving devices in a broad range of demanding applications. We have a growing product pipeline and a strong design win pipeline, which will only be further enhanced by the addition of BCD’s analog product portfolio. This acquisition provides added strength to our geographic presence and global customer base by expanding our sales footprint. Upon closing of the transaction, we look forward to working closely with our customers to familiarize them with our new expanded standard linear and power management offerings.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.